                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934



                           Coventry Health Care, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    222862104
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                               Patrick T. Hackett
                         E.M. Warburg, Pincus & Co., LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                             Steven J. Gartner, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                                 August 5, 1998
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

               If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following: [X]

                                  SCHEDULE 13D



CUSIP No.   222853103                                         Page 2 of 10 Pages



 1   NAME OF REPORT PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus Ventures, L.P.                           I.D. #13-3784037

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [X]

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                              [ ]


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

               7     SOLE VOTING POWER

                     0

 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         0
 OWNED BY
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0

               10    SHARED DISPOSITIVE POWER

                     7,919,147

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     7,919,147

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                         [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.3%

14   TYPE OF REPORTING PERSON*

     PN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



CUSIP No.   222853103                                         Page 3 of 10 Pages



 1   NAME OF REPORT PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus & Co.                                    I.D. #13-6358475

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)
                                                                     (b) [X]

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                           [ ]


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

               7     SOLE VOTING POWER

                     0

 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         0
 OWNED BY
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0

               10    SHARED DISPOSITIVE POWER

                     7,919,147

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     7,919,147

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                         [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.3%

14   TYPE OF REPORTING PERSON*

     PN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



CUSIP No.   222853103                                         Page 4 of 10 Pages



1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    E.M. Warburg, Pincus & Co., LLC                           I.D. #13-3536050

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)
                                                                     (b) [X]

3   SEC USE ONLY


4   SOURCE OF FUNDS*

    N/A

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
    TO ITEMS 2(d) or 2(e)                                            [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

               7     SOLE VOTING POWER

                     0

 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         0
 OWNED BY
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0


               10    SHARED DISPOSITIVE POWER

                     7,919,147

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    7,919,147

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    12.3%

14  TYPE OF REPORTING PERSON*

    OO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



CUSIP No.   222853103                                         Page 5 of 10 Pages



1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Patrick T. Hackett

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)
                                                                     (b) [X]


3   SEC USE ONLY


4   SOURCE OF FUNDS*

    N/A

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
    TO ITEMS 2(d) or 2(e)                                            [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

               7     SOLE VOTING POWER

                     5,000

 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         7,919,147
 OWNED BY
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          5,000

               10    SHARED DISPOSITIVE POWER

                     0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    7,924,147

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    12.3%

14  TYPE OF REPORTING PERSON*

    IN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



CUSIP No.   222853103                                         Page 6 of 10 Pages



1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Joel Ackerman

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)
                                                                     (b) [X]

3   SEC USE ONLY


4   SOURCE OF FUNDS*

    N/A

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
    TO ITEMS 2(d) or 2(e)                                            [ ]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

               7     SOLE VOTING POWER

                     0

 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         7,919,147
 OWNED BY
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0

               10    SHARED DISPOSITIVE POWER

                     0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    7,919,147

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                          [ ]


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    12.3%

14  TYPE OF REPORTING PERSON*

    IN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



CUSIP No.   222853103                                         Page 7 of 10 Pages



1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jonathan S. Leff

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)
                                                                     (b) [X]

3   SEC USE ONLY


4   SOURCE OF FUNDS*

    N/A

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
    TO ITEMS 2(d) or 2(e)                                            [X]


6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

               7     SOLE VOTING POWER

                     0

 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         7,919,147
 OWNED BY
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0

               10    SHARED DISPOSITIVE POWER

                     0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    7,919,147

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    12.3%

14  TYPE OF REPORTING PERSON*

    IN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

        This Amendment No. 2 amends the Schedule 13D filed on April 9, 1998 (the "Original 13D") on behalf of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Ventures"), Warburg, Pincus & Co., a New York general partnership ("WP"), E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW"), and Patrick T. Hackett, Joel Ackerman, and Jonathan S. Leff (the "Trustees"), as trustees of a voting trust (the "Voting Trust") under a voting trust agreement, dated as of April 15, 1997 (as supplemented on November 12, 1997, the "Voting Trust Agreement"), as amended by Amendment No. 1, filed on May 21, 1998 ("Amendment No. 1", and together with the Original 13D, the "Schedule 13D") relating to the common stock, par value $0.01 per share, of Coventry Health Care, Inc., a Delaware corporation (the "Company").

        Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

        Item 3
        ------

        Item 3 of the Schedule 13D is hereby amended by adding the following:

         "The total amount of funds required by Ventures to purchase the Securities, was $52,690,906, and was furnished from the working capital of Ventures."


                                 8 of 10 Pages

        Item 5
        ------

        Paragraph (a) of Item 5 is hereby amended and restated in its entirety to read as follows:

        "As of August 10, 1998, Ventures beneficially owned 7,919,147 shares of Common Stock, subject to adjustment. By reason of their respective relationships with Ventures, each of the Reporting Entities may be deemed under Rule 13d-3 under the Exchange Act to own beneficially all of the shares of Common Stock which Ventures beneficially owns. As of August 10, 1998, 7,919,147 shares of Common Stock represented approximately 12.3% of the outstanding shares of Common Stock, based on the 58,443,261 shares of Common Stock outstanding as of April 1, 1998, as reported to the Reporting Entities by the Company."

        Schedule I hereto sets forth a list of open market purchases of Common Stock made by Ventures since the filing of Amendment No. 1.


                                  9 of 10 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: August 11, 1998                  WARBURG, PINCUS VENTURES, L.P.

                                        By: Warburg, Pincus & Co.,
                                            General Partner


                                        By:/s/Stephen Distler
                                           ------------------
                                           Partner


Dated: August 11, 1998                  WARBURG, PINCUS & CO.

                                        By:/s/Stephen Distler
                                           ------------------
                                           Partner

Dated: August 11, 1998                  E.M. WARBURG, PINCUS & CO., LLC

                                        By:/s/Stephen Distler
                                           ------------------
                                           Member


Dated: August 11, 1998                  By:/s/Patrick T. Hackett
                                           ---------------------
                                           Trustee


Dated: August 11, 1998                  By:/s/Joel Ackerman
                                           ----------------
                                           Trustee


Dated: August 11, 1998                  By:/s/ Jonathan S. Leff
                                           --------------------
                                           Trustee




                                 10 of 10 Pages

                                   Schedule I


                         Recent Purchases of the Common Stock
                            of Coventry Health Care, Inc.[1]


Name of            Number of               Price Per         Date
Purchaser          Shares Purchased        Share             of Trade

Ventures            10,000                 $13.8125          05/21/98

Ventures            23,100                 $13.6             05/22/98

Ventures            17,500                 $13.2996          05/26/98

Ventures            10,000                 $13.5             05/26/98

Ventures             7,000                 $12.9196          05/27/98

Ventures            37,000                 $13.0338          05/27/98

Ventures            30,000                 $14.4063          05/28/98

Ventures             5,000                 $14               05/28/98

Ventures            10,000                 $14.4375          05/29/98

Ventures            17,000                 $14.4118          05/29/98

Ventures           149,400                 $ [2]             06/30/98

Ventures           120,000                 $5.526            08/04/98

Ventures           100,000                 $5.9375           08/05/98

Ventures           225,300                 $6.3125           08/07/98





--------
1 Each of the above purchases was made on the Nasdaq National Market, on which the Common Stock is traded, except for the dividends referred to in Note 2.

2 Reflects interest on convertible exchangeable notes payable in additional convertible exchangeable notes as of June 30, 1998. Such notes are convertible into 149,400 shares of Common Stock.



                                      S-1